EXHIBIT 99.1

Amyris Announces Offering of $50 Million of Convertible Senior Notes Due 2019

EMERYVILLE, Calif., Oct. 14, 2015 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced the offering, subject to market conditions, of $50 million of Convertible Senior Notes due 2019 (the "notes"), in a private placement to qualified institutional buyers and institutional accredited investors. Amyris expects to price the transaction and enter into note purchase agreements with purchasers of the notes on or before October 15, 2015.

The notes will be unsecured, senior obligations of Amyris, and interest will be payable semi-annually. The notes will mature on April 15, 2019, unless earlier converted or repurchased. Interest will be payable, at Amyris's election, entirely in cash or entirely in shares of common stock (based on 92.5% of the simple average of the daily volume weighted average price for the common stock for the 10 trading days ending on and including the trading day immediately preceding the relevant interest payment date). The notes will be convertible at any time until the close of business on the scheduled trading day immediately preceding the maturity date.

Amyris expects to use the net proceeds from the offering of the notes for general corporate purposes, which may include the development of the Company's sales and marketing infrastructure as well as other strategic transactions and acquisitions, and to repurchase certain of the Company's 6.50% Convertible Senior Notes due 2019.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Amyris common stock into which the notes are convertible or that may be issued in payment of interest) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private placement memorandum.

The notes and shares of Amyris common stock issuable upon conversion of the notes, in connection with an early conversion payment or as interest payments on the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements relating to the timing and terms of the proposed offering and expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Amyris will consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.

Amyris assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Amyris and the Amyris logo are registered trademarks of Amyris, Inc.

CONTACT: Peter DeNardo
         Director, Investor Relations and Corporate Communications
         Amyris, Inc.
         +1 (510) 740-7481
         investor@amyris.com
         pr@amyris.com